234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES 2006 THIRD QUARTER FINANCIAL RESULTS

—Third Quarter Revenues Increased 14.6% to $10.2 million—
—Company Reports 3Q06 Diluted EPS of $0.01—
—Cash on hand $32.4 million—

November 1, 2006	Trading Symbol:	NASDAQ: TSX-V:	JSDA JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced financial results for the third quarter ended September 30, 2006.

Revenue for the third quarter of fiscal 2006 increased 14.6% to $10,200,843 compared to $8,900,692 for the third quarter of fiscal 2005. Net income was $194,774 or $0.01 per diluted share, versus net income of $846,286, or $0.04 per diluted share, for the same period last year.

For the nine months ended September 30, 2006 revenues increased 17.1% to $28,987,200 compared to $24,759,677. Net income for the nine months ended September 30, 2006 was $2,511,111 or $0.10 per diluted share, versus net income of $702,781 or $0.03 per diluted share. The year to date net income for 2006 includes a one-time non-cash income tax benefit of $1,482,934 recorded in the second quarter, related to the reversal of a significant portion of our valuation allowance for net deferred tax assets. Prior to the 2006 second quarter, we maintained a valuation allowance for our deferred tax assets (in accordance with SFAS No. 109, “Accounting for Income taxes”) due to the uncertainty regarding the full utilization of our deferred net tax asset.

We implemented Financial Accounting Standard No. 123 (revised 2004), “Share-Based payments” (FAS 123R), in the first quarter of 2006. As a result, third quarter earnings include $187,100 of stock-related expense, compared to no such expense for the third quarter of 2005. Excluding the impact of the stock related compensation, earnings in the third quarter of 2006 were $0.01 per diluted share, compared to $0.04 per diluted share for the third quarter of 2005.

Gross margin for the third quarter increased 70 basis points to 35.5% versus 34.8% in the third quarter of the prior year. Operating expenses as a percentage of sales were 36.9% during the quarter compared to 28.4% for the corresponding period a year ago.

Management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s income from operations and comparisons to prior years’ results.

Peter van Stolk, President and C.E.O stated, “We are pleased with our top line performance for the third quarter which was driven by ongoing strength in our DTR channels of distribution, coupled with revenue growth in our DSD business. We also experienced meaningful gross margin improvement as we continued to benefit from cost efficiencies. However, our earnings were impacted by our strategic decision to focus on the launch of our cans which is slated for the first quarter of 2007. The additional investments in this new operating platform is critical prior to the launch to ensure our future growth plans are achieved.”

Mr. van Stolk continued, “During the third quarter we announced a 5-year distribution and manufacturing agreement with National Beverage Corporation for 12-ounce cans of Jones Soda and 16-ounce cans of Jones Energy for the U.S. market beginning in 2007. After a successful 2-year licensing agreement with Target for Jones Soda cans, we now believe it is in the best interests of our company to expand our presence in the $66 billion CSD category. In an effort to maximize our opportunities with our large network of beverage retailers across the country and best prepare for the upcoming launch we are hiring additional personnel, making upgrades to our infrastructure, and increasing our sales and marketing expenditures. We believe these investments will well position us to capitalize on the many prospects we believe exist for this business.”

Mr. van Stolk concluded, “We are very pleased with our sales and earnings results for the first nine-months of fiscal 2006 and as we look out to next year, we are very excited about the direction our company is headed. Through our core DSD operating segment and DTR relationships with leading retailers such as Starbucks, Panera Bread, and Barnes & Noble, our brand recognition has grown significantly over the past several years. We now look forward to building on our position with our expansion in the CSD market and taking this company to the next level. We remain committed to delivering long-term profitable growth and returning value to our shareholders.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Energy, Jones Organics, Jones Naturals, Jones 24C and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding our growth and expansion efforts, working capital and cash flow management, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,			September 30,
	2006	2005	2006		2005
Revenue	$10,200,843	$8,900,692	$28,987,200		$24,759,677
Cost of Goods Sold	6,583,942	5,807,208	18,444,308		16,366,799
Gross Profit	3,616,901	3,093,484	10,542,892		8,392,878
Gross Margin	35.5%	34.8%	36.4%		33.9%
Licensing Revenue	274,593	266,967	558,645		600,758
Operating Expenses(1):
Promotion and Selling	2,688,530	1,765,594	6,814,705		5,938,483
General & Admin.	1,076,143	761,925	3,279,476		2,379,308

	3,764,673	2,527,519	10,094,181		8,317,791

Earnings before interest & taxes	126,821	832,932	1,007,356		675,845
Interest income, net	438,958	13,354	552,305		26,936

Earnings before income taxes	565,779	846,286	1,559,661		702,781
Income tax benefit (expense)
Current	(141,875)	-	(302,354)	-
Deferred	(229,130)	-	1,253,804	-

Earnings for the period	$194,774	$846,286	$2,511,111		$702,781

Earnings per share:
Basic	$0.01	$0.04	$0.11	$0.03
Diluted	$0.01	$0.04	$0.10	$0.03
Weighted average number of common stock:
Basic	25,345,494	21,491,906	23,344,126	21,347,209
Diluted	26,276,553	22,683,354	24,251,625	22,537,821
(1) Includes non-cash stock based
compensation:
Promotion and selling	$63,970	—	$282,850	—
General and administrative	$123,130	-	$543,678	$5,745

JONES SODA CO.
CONSOLIDATED BALANCE SHEET

	Sept. 30, 2006	Dec. 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,007,552	$1,176,101
Short-term investments	$16,397,174	—
Accounts receivable	4,389,474	3,699,994
Inventory	5,155,279	4,694,213
Deferred income tax asset	406,618	—
Prepaid expenses	290,392	146,614

	42,646,489	9,716,922
Deferred income tax asset	847,186	—
Capital assets	863,016	662,942
Intangible assets	223,161	72,753

	$44,579,852	$10,452,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,648,685	3,851,335
Current portion of capital lease obligations	$87,663	114,110
Taxes payable	226,384	—
Deferred revenue	14,818	52,318
	5,977,550	4,017,763

Capital lease obligations, less current portion	28,193	88,219
Shareholders’ equity	38,574,109	6,346,635

	$44,579,852	$10,452,617

JONES SODA CO.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine months	Nine months ended
	ended	Sept. 30, 2005, 2005
	Sept. 30, 2006
	(unaudited)	(unaudited)
Cash from(used in) operating activities :
Earnings for the period	$2,511,111	$702,781
Items not involving cash:
Depreciation and amortization	185,628	171,599
Deferred income taxes	(1,253,804)	—
Stock based compensation	826,528	5,745
Change in assets and liabilities
Accounts receivable	(689,479)	(678,957)
Inventory	(461,066)	(1,380,708)
Prepaid expenses	(143,778)	186,906
Deferred income	(37,500)	(35,227)
Taxes payable	226,384	—
Accounts payable and accrued liabilities	1,797,350	879,083

Net cash from (used in) operating activities	2,961,374	(148,778)
Cash used in investing activities:
Purchases of short-term investments-net	(16,397,174)	—
Purchase of capital assets	(358,834)	(180,965)
Purchase of intangible assets	(177,277)	(24,781)

Net cash used in investing activities	(16,933,285)	(205,746)
Cash from financing activities:
Net repayment under line of credit	—	(370,285)
Net repayment of capital lease obligations	(86,473)	54,772
Net proceeds from PIPE	28,080,142	—
Proceeds from exercise of options	809,693	639,812

Net cash from financing activities	28,803,362	324,299

Net increase(decrease) in cash and cash equivalents	14,831,451	(30,225)
Cash and cash equivalents, beginning of period	1,176,101	333,533

Cash and cash equivalents, end of period	$16,007,552	$303,308

For further information, contact:
Peter van Stolk, Jones Soda Co. (206) 624-3357 or pvs@jonessoda.com	Chad Jacobs, Integrated Corporate Relations. (203) 682-8200 or cjacobs@icr-online.com

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